MAYTAG CORPORATION
                                     Exhibit 11
                          Computation of Per Share Earnings
                    (Amounts in thousands except per share data)

                                           Second Quarter        Six Months
                                            Ended June 30      Ended June 30
                                           1994      1993      1994      1993
     PRIMARY
       Average shares outstanding        106,382   106,124   106,317   106,089
       Net effect of dilutive stock
         options--based on the treasury
         stock method using average
         market price                        315        48       309        48
       Employee stock ownership plans         99         3        93         3
                                   TOTAL 106,796   106,175   106,719   106,140

       Income before cumulative
         effect of accounting changes  $  41,141 $  21,307 $  72,140 $  10,761
       Cumulative effect of accounting
         changes                                              (3,190)
       Net income                      $  41,141 $  21,307 $  68,950 $  10,761

       Per share amounts:
         Income before cumulative
          effect of accounting changes $     .39 $     .20 $     .68 $     .10
         Cumulative effect of accounting
          changes                            .         .        (.03)      .
         Net income                    $    0.39 $    0.20 $    0.65 $    0.10

     FULLY DILUTED
       Average shares outstanding        106,382   106,124   106,317   106,089
       Net effect of dilutive stock
         options--based on the treasury
         stock method using average
         market price                        349        64       351        56
       Employee stock ownership plans         99         3        93         3
       Assumed conversion of 6.5%
         convertible debentures              411                 411
                                   TOTAL 107,241   106,191   107,172   106,148

       Income before cumulative
         effect of accounting changes  $  41,141 $  21,307 $  72,140 $  10,761
       Add 6.5% convertible debenture
         interest net of income tax           59                 118
         effect
       Cumulative effect of accounting
         changes                                              (3,190)
       Net income                      $  41,200 $  21,307 $  69,068 $  10,761

       Per share amounts:
       Income before cumulative
         effect of accounting changes  $     .38 $     .20 $     .67  $    .10
       Cumulative effect of accounting
         changes                             .         .        (.03)      .
       Net income                      $    0.38 $    0.20 $    0.64 $    0.10








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